                                                                   EXHIBIT 10.1



                              SANTERA SYSTEMS INC.
                            2003 EMPLOYEE BONUS PLAN

The 2003 Employee Bonus Plan ("2003 Bonus Plan") is designed to motivate employees of Santera Systems Inc. ("Santera" or the "Company") and to reward them for their continuing contributions to the Company's business if Santera achieves certain financial results in the second half of 2003. The Company believes that the achievement of these results is essential for the Company's success.

2003 Bonus Plan:

Each Eligible Employee (as defined below) who earns a bonus by virtue of his or her continuing employment with Santera will be eligible to receive a quarterly bonus ("Quarterly Bonus") based on the Company's financial performance as measured by the degree of the Company's attainment of a pre-set, Board of Directors' approved, non-GAAP "operating income before bonus" goal for each of the third and fourth calendar quarters of 2003.

The Quarterly Bonuses payable to an Eligible Employee under the 2003 Bonus Plan will be calculated as a percentage of such employee's actual earnings paid during a calendar quarter, excluding certain compensation and payments (e.g., reimbursement for moving expenses, bonus payments received under this Plan or otherwise, stock option compensation, disability benefits, sign-on bonuses, vacation cash-outs, on call pay, and similar payments).

Eligible Employees:

All full-time and part-time (as defined in Santera's Human Resources policy) employees of Santera, other than Excluded Employees (as defined below), are Eligible Employees for purposes of the 2003 Bonus Plan. The following employees of Santera are Excluded Employees for purposes of the 2003 Bonus Plan:

        1. Commissioned employees;

        2. Employees who are expressly covered by another 2003 bonus plan of Santera or any of its affiliates;

        3. Casual, co-op or temporary employees; and

        4. Employees who are on a Performance Improvement Plan on the last day of a calendar quarter.

In order to earn and be eligible to receive a Quarterly Bonus, a person must be employed by Santera as an Eligible Employee (i) throughout the entire calendar quarter for which the bonus is payable; and (ii) on the date on which such bonuses are paid, unless such requirements are waived in writing by the Chairman of the Board of Directors of the Company, in his sole discretion. An employee's eligibility under the 2003 Bonus Plan shall be determined on a quarter-by-quarter basis. An employee who is on an approved leave of absence from the Company during a calendar quarter will, for purposes of determining eligibility under the 2003 Bonus Plan, be treated as being employed by the Company during such leave of absence.

Quarterly Bonuses:

The Company's non-GAAP operating income before bonus (which excludes the effects of acquisition-related amortization and other merger-related charges) ("Operating Income before Bonus") for each of the third and fourth calendar quarters will be the financial measure for the Quarterly Bonuses. For purposes of the 2003 Bonus Plan, "Operating Income" means revenues less cost of goods sold and operating expenses.

The amount of bonus payable as a Quarterly Bonus to an Eligible Employee will be calculated by multiplying (i) the product of such Eligible Employee's actual earnings paid in a calendar quarter and the Quarterly Bonus Percentage for such calendar quarter listed opposite such employee's grade in the Bonus Participation Table below by (ii) the applicable Bonus Factor (as determined in accordance with the matrix set forth in Schedule A attached hereto). Stated mathematically, the amount of a Quarterly Bonus equals (AxB)xC, where A = an Eligible Employee's actual earnings paid in a calendar quarter; B = the applicable Quarterly Bonus Percentage; and C = the applicable Bonus Factor.

                                                                   EXHIBIT 10.1


The amount of the Company's quarterly Operating Income before Bonus will determine the applicable Bonus Factor. As indicated on Schedule A, minimum quarterly Operating Income before Bonus will result in a Bonus Factor of 25%; mid-point Operating Income before Bonus will result in a Bonus Factor of 50%; and maximum quarterly Operating Income before Bonus will result in a maximum Bonus Factor of 100%. There will be a linear increase in the percentage amount of the Bonus Factor between (i) the minimum quarterly Operating Income before Bonus and the mid-point Operating Income before Bonus; and (ii) the mid-point Operating Income before Bonus and the maximum quarterly Operating Income before Bonus.

Except as otherwise provided herein, the Quarterly Bonus will be payable in one lump sum (subject to applicable withholding taxes and other applicable deductions) within 30 days after the Company's quarterly results are publicly announced. An Eligible Employee who is on an approved leave of absence from the Company on the date on which Quarterly Bonuses are paid and thereafter returns to active status as an Eligible Employee upon the end of such leave of absence, will be paid a Quarterly Bonus to which he/she is otherwise entitled under this 2003 Bonus Plan within 30 days following his/her return to active status as an Eligible Employee. An Eligible Employee who is on an approved leave of absence from the Company on the date on which Quarterly Bonuses are paid and thereafter fails to return to active status as an Eligible Employee upon the end of such leave of absence, will forfeit his/her right to any Quarterly Bonus to which he/she may otherwise be entitled for such quarter.

Bonus Participation Levels:

For purposes of determining an Eligible Employee's Quarterly Bonus under the 2003 Bonus Plan, the Quarterly Bonus Percentages (by calendar quarter) shall be as follows:

                                      Bonus Participation Table
                                      -------------------------

                                                Quarterly Bonus Percentage
                                                --------------------------
                              Grade                 Q3               Q4
                              -----                 --               --
                              E-22                  72%              96%
                              E-21                  60               80
                              E-20                  48               64
                              E-19                  36               48
                              E-18                  30               40
                              E-17                  24               32
                              E-16                  24               32
                              E-15                  18               24
                              E-14                  18               24
                              E-13                  12               16
                              E-12                  12               16
                              E-11                  12               16
                              E-10                  12               16
                        N-6 through N-13            12               16
